Exhibit 5.1
[COVINGTON & BURLING LLP LETTERHEAD]
August 25, 2010
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
Ladies and Gentlemen:
     We have acted as counsel to The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), and are rendering this opinion in connection with the prospectus, dated August 10, 2010 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated August 20, 2010 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on August 10, 2010 and the offer and sale of: (i) $100,000,000 in aggregate principal amount of the Company’s 8.25% Senior Notes due 2020 (the “Notes”) and (ii) guarantees of the Notes (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (collectively, the “Guarantors”), in each case to be issued pursuant to the Indenture, dated as of August 13, 2010 (the “Base Indenture”), among the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of August 13, 2010 (the “Supplemental Indenture”), among the Company, the Guarantors and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”).
     We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that the Trustee has duly authorized, executed and delivered the Indenture. We have assumed further that the Company and the Guarantors that are incorporated or formed in the State of Ohio, the State of Arizona or the province of Ontario, Canada (such Guarantors, listed on Schedule B hereto, the “Non-Covered Guarantors”), are validly existing and in good standing under the laws of the jurisdiction in which each is incorporated or formed, as applicable, and that each has the corporate or limited liability company power, authority and legal right, as applicable, to execute, deliver and perform the Indenture, the Notes and the Guarantees, as applicable. We have assumed further that each of the Company and the Non-Covered Guarantors has duly authorized, executed and delivered the Indenture and the Notes, as applicable. With respect to all matters of Ohio law, we note that you are relying on an opinion of David Bialosky, Senior Vice President, General Counsel and Secretary of the Company, which is filed as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed on August 25, 2010 (the “Current Report on Form 8-K”). With respect to all matters of Arizona law, we note that you are relying on an opinion of Squire, Sanders & Dempsey L.L.P., which is filed as Exhibit 5.4 to the Current Report on Form 8-K. With respect to all matters of the law of the province of Ontario, Canada, we note that you are relying on an opinion of Fasken Martineau DuMoulin LLP, which is filed as Exhibit 5.3 to the Current Report on Form 8-K.
     We have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantors, and other sources believed by us to be responsible.
     Based upon the foregoing, we are of the opinion that the Notes and Guarantees constitute the valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

     We are members of the bars of the State of New York and the State of California. We do not express any opinion herein on any laws other than the law of the State of New York, the law of the State of California, the Delaware General Corporation Law and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and the federal law of the United States of America.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Very truly yours,

/s/ Covington & Burling LLP

SCHEDULE A
Guarantors

Guarantor	State of Incorporation or Formation
Celeron Corporation	Delaware

Dapper Tire Co., Inc.	California

Divested Companies Holding Company	Delaware

Divested Litchfield Park Properties, Inc.	Arizona

Goodyear Canada Inc.	Ontario, Canada

Goodyear Export Inc.	Delaware

Goodyear Farms, Inc.	Arizona

Goodyear International Corporation	Delaware

Goodyear Western Hemisphere Corporation	Delaware

Wheel Assemblies Inc.	Delaware

Wingfoot Commercial Tire Systems, LLC	Ohio

Wingfoot Ventures Eight Inc.	Delaware

SCHEDULE B
Non-Covered Guarantors

Guarantor	State of Incorporation or Formation
Divested Litchfield Park Properties, Inc.	Arizona

Goodyear Canada Inc.	Ontario, Canada

Goodyear Farms, Inc.	Arizona

Wingfoot Commercial Tire Systems, LLC	Ohio